Exhibit 99.1
Press release issued by Xethanol Corporation on April 21, 2006

Xethanol Enters Biodiesel Market

Xethanol takes strategic equity stake in H2Diesel, Inc. to manage and deploy advanced BioDiesel technology and enters into sublicense agreement to produce BioDiesel fuel

NEW YORK--(BUSINESS WIRE)--April 21, 2006 - Xethanol Corporation (OTCBB:XTHN), a biotechnology driven ethanol company, announced today that it has entered into an agreement with H2Diesel, Inc. Under the terms of the agreement, Xethanol will manage the business of H2Diesel, which is to deploy the proprietary biodiesel conversion technology that H2Diesel owns under an exclusive license for North America, Central America and the Caribbean.

Xethanol received equity in H2Diesel for its management role and for entering into an option under which shares held by H2Diesel investors may elect to exchange their equity in H2Diesel for shares in Xethanol. In a separate agreement, Xethanol was granted a sub-license to produce and sell biodiesel using H2Diesel's proprietary process in certain states. Under the agreements, Xethanol can acquire a majority interest in H2Diesel.

Details and terms of the transaction are contained in the Company's filing on form 8-K with the Securities and Exchange Commission.

Lee Rosen, Chief Executive Officer of H2Diesel, said, "I am very pleased to have entered into such a comprehensive and strategic agreement with Xethanol. We believe that Xethanol's proven expertise in the alternative fuel sector and commitment to processing waste streams, combined with H2Diesel's technology, will drive rapid and widespread deployment of our unique system for producing biodiesel. We further believe that our technology, which reduces the capital expense in scaling biodiesel production and represents a quantum leap in simplifying conversion of oils into biodiesel, will make a meaningful contribution to our country's move towards energy independence."

Christopher d'Arnaud-Taylor, Xethanol's Chairman and Chief Executive Officer, commented: "Xethanol has been able to identify and acquire cutting edge technologies for converting biomass waste streams into ethanol. The H2Diesel technology, and our commitment to its deployment, reinforces our mission to be in the forefront of innovation in the biofuels sector. It further leverages our core competency of integrating technologies for converting America's prolific waste streams into biofuels. We believe that the H2Diesel system is superior to current processing techniques and will therefore make a significant contribution to the continued growth of this industry."

Mr. d'Arnaud-Taylor continued: "This H2Diesel strategic initiative complements our core ethanol business. We have been committed to expanding our business into other biofuels besides ethanol and having a presence in the biodiesel market has always been a key part of our strategy. The H2Diesel technology is ready to commercialize, making this an optimal strategic alliance. Biodiesel, the other mainstream biofuel along with ethanol, is currently the most rapidly growing alternative fuel market in the world. Current biodiesel production in the USA is approximately 100 million gallons per year. The U.S. Department of Agriculture estimates that US demand for biodiesel fuel will exceed 800 million gallons by 2010. Based on H2Diesel technology advantages of scalability and simplicity and production cost, we are confident that the H2Diesel-Xethanol alliance is well positioned to capture a significant share of this exploding market."

About Xethanol Corporation

Xethanol Corporation's goal is to be the leader in the emerging biomass-to-biofuels industry. Xethanol's mission is to optimize the use of biomass in the renewable energy field and convert biomass that is currently being abandoned or land filled into ethanol and other biofuels. Xethanol's strategy is to deploy proprietary biotechnologies that will extract and ferment the sugars trapped in these biomass waste concentrations. Xethanol's strategic value proposition is to produce ethanol and other biofuels cost effectively with production facilities located closer to biomass and waste sources. In Iowa, Xethanol owns two ethanol facilities, where it is deploying these technologies. For more information about Xethanol, please visit its website at http://www.xethanol.com.

About H2Diesel, Inc.

H2Diesel owns the exclusive North American, Central American and Caribbean rights to commercialize a proprietary biodiesel conversion technology that simplifies the production of biodiesel from vegetable oils including waste oils. H2Diesel's business model calls for rapid roll out of biodiesel production facilities through sublicensing of its technology to qualified licensees. The initial sublicense is with Xethanol for US east coast markets.

Forward-Looking Statements

Certain matters discussed in this press release are "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words, such as "expects," "should," "believes," "anticipates" or words of similar import. Similarly, statements that describe Xethanol's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of Xethanol, as appropriate, which could cause actual results to differ materially from those currently anticipated. Although Xethanol believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, it cannot give any assurance that their expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and Xethanol does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.